EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 27, 2007, by and between STAAR Surgical Company, a Delaware corporation (“STAAR”), and Barry G. Caldwell (“the Executive”).

RECITALS

A. STAAR wishes to retain the services of the Executive and the Executive wishes to render services to STAAR as its President and Chief Executive Officer

B. The Executive and STAAR wish to enter into this Agreement to establish the terms and conditions of the Executive’s employment.

C. STAAR and the Executive intend this Agreement to supersede and replace any and all other employment agreements or arrangements for employment entered into between them, and intend that any such understandings or arrangements will have no further force or effect.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Effective Date; Term

1.1 Employment; Effective Date. STAAR agrees to employ the Executive, and the Executive hereby agrees to accept employment with STAAR, under the terms and subject to the conditions set forth in this Agreement. This Agreement shall become effective when signed by both the Executive and the authorized representative of STAAR (the “Effective Date”).

1.2 Term of Employment. Subject to extension in accordance with Section 1.3, the term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date (the “Initial Term”), unless terminated earlier in accordance with Article 5 of this Agreement.

1.3 Extension of Term. The term of this Agreement shall be automatically extended by one (1) year from the expiration of the Initial Term and on each subsequent anniversary of the Effective Date, unless STAAR elects not to so extend the term of the Agreement by notifying the Executive, in writing, of such election not less than six (6) months prior to the last day of the Term as then in effect. Any extension shall become effective immediately as of the day following the date which is six (6) months prior to the last day of the Term as then in effect. For purposes of this Agreement, the “Term” shall mean the period commencing on the Effective Date and ending on the last day of the Initial Term or, if applicable, the last day of the latest one-year extension of this Agreement in accordance with this Section 1.3.

ARTICLE 2
Employment; Duties

2.1 Position. The Executive shall be employed as President and Chief Executive Officer of STAAR, and shall, during the term of the Executive’s employment, serve in such position or in such other position or positions as the Board of Directors of STAAR (the “Board”) may reasonably request from time to time. The Executive shall report directly to the Board.

2.2 Duties. During the term of the Executive’s employment, the Executive shall devote the Executive’s full time, efforts, abilities, and energies to STAAR’s business and shall use the Executive’s best efforts, skill, and abilities to promote the general welfare and interests of STAAR. The Executive shall loyally, conscientiously, and professionally perform all duties and responsibilities reasonably assigned by STAAR and the Executive’s superiors, and shall comply with all of STAAR’s personnel policies and procedures, including without limitation those contained in STAAR’s Employee Handbook. The Executive’s services shall be performed at STAAR’s headquarters in Monrovia, California.

2.3 Other Activities. Except with the prior written approval of the Board, which the Board may grant or withhold in its sole and absolute discretion, the Executive shall not, during the term of the Executive’s employment, be actively engaged in any other business activity, including, but not limited to, activity as a consultant, agent, partner, officer or director, or provide business services of any nature directly or indirectly to a corporation or other business enterprise; provided, however, that so long as the activities do not interfere with the Executive’s duties and responsibilities hereunder, the Executive may participate in other business activities for non-profit institutions from time to time. Notwithstanding the foregoing, it shall not be a breach of this Agreement for the Executive to serve on civic or charitable boards or committees, or to invest the Executive’s personal assets in other businesses or ventures to the extent that such other activities, businesses or ventures do not materially interfere with the performance of the Executive’s duties under this Agreement. None of the foregoing shall in any way modify the Executive’s responsibilities hereunder, including without limitation the Executive’s responsibilities under Articles 7 and 8. Notwithstanding anything herein to the contrary, the Executive shall be entitled to perform any obligations under the Executive’s existing Consulting Agreement with IRIDEX Corporation through January 15, 2008.

2.4 Board Service. During the Term the Board shall nominate the Executive for re-election to the Board at the conclusion of each term as director, unless the Executive elects not to stand for election, or a Notice of Termination or Non-Renewal Notice has been delivered prior to Annual Meeting of Stockholders at which such re-election would occur. The Executive shall not receive additional consideration for service on the Board.

ARTICLE 3
Compensation

3.1 Base Compensation.

(a) Cash. STAAR shall pay the Executive a base salary (the “Initial Base Salary”) at the annual rate of $300,000, to be paid on a bi-weekly basis. The Executive’s annual salary will be reviewed annually by the Board of Directors for the purpose of determining whether, at the sole discretion of the Board, the Executive’s salary shall be increased. (In this Agreement the term “Base Salary” shall mean, as of any date, the Initial Base Salary , plus all discretionary increases of annual pay made by the Board up to and including such date.)

(b) Equity Compensation. The Executive’s annual base compensation for the first year of service under this Agreement shall include shares of restricted stock, to be granted pursuant to the 2003 Omnibus Equity Incentive Plan (the “Plan”), in a number of shares equal to $100,000 divided by the closing price of STAAR’s common stock on the Nasdaq Global Market on the third trading day following the public announcement of this Agreement. In each subsequent year on or as close as practicable to the anniversary of the Effective Date the Executive Officer shall receive restricted shares of STAAR’s common stock in an amount equal to $100,000 divided by the closing price of STAAR’s common stock on the Nasdaq Global Market (or such other exchange or market on which the common stock is then principally traded) on the third day following the date of announcement of preliminary financial results for the third fiscal quarter (or, if no announcement of preliminary financial results is made, the third day following the date such results are published in STAAR’s quarterly report). If STAAR’s common stock is not then actively traded on any exchange or market, the shares to be granted pursuant to this Section 3.1(a) shall be granted on the anniversary of the Effective Date and have a market value of $100,000 as determined in good faith by the Board. The shares of restricted stock granted under this Section 3.1(b) shall be subject to vesting restrictions pursuant to the form of Restricted Stock Agreement appended to the Plan. During the Initial Term the restricted shares granted under this Section shall vest in twelve equal monthly installments at the end of each month following the Effective Date. During any Renewal Term the restricted shares granted under this Section shall vest in twelve equal monthly installments at the end of each month following the anniversary of the Effective Date.

3.2 Bonus. In addition to the base salary described above, the Executive will be eligible for an annual performance bonus of up to 60% of annual base compensation (including for such purpose the equity compensation provided pursuant to Section 3.1(b) at a value of $100,000), to be based on such bonus plans or programs as those for which similarly situated executive employees of STAAR are eligible, subject to and in accordance with the terms, conditions and overall administration of such bonus plans or programs and at the sole discretion of STAAR. STAAR’s present executive performance bonus program provides for the determination and payment of any performance bonus for each executive during the first quarter of each calendar year, based on an evaluation of such executive’s performance in the previous year against objectives established by the Compensation Committee of the Board. STAAR reserves the right to change its basis for paying performance bonuses at any time or from time to time and to modify or discontinue any bonus plan or program. Nothing herein is intended or shall be construed to require the institution or continuation of any bonus plan or program, or to entitle the Executive to receive any bonus. Active employment at STAAR on the date of the bonus payment is a condition precedent to earning the bonus.

3.3 Stock Options or Other Equity-Based Awards. Subject to approval by the Board at its next regular meeting after the effective date of this Agreement, STAAR will grant to the Executive an option to purchase two hundred thousand (200,000) shares of STAAR’s common stock. The options will be granted pursuant to the Plan, with the grant effective on the date approved by the Board. The options will vest in equal increments on each of the first three anniversaries of the Effective Date, subject to continued service. Pursuant to the Plan, the exercise price per share will be the closing price of STAAR’s common stock on the Nasdaq Global Market at the close of business on the date when the grant is effective (or at the close of business on the next trading day if such effective date is not a trading day). The Executive shall be eligible to receive awards under such stock option or other equity award plans or programs as are generally available from time to time to similarly situated executive employees of STAAR, subject to and in accordance with the terms, conditions and overall administration of such plans or programs. Such grants shall be at the exclusive discretion of the Board and nothing herein is intended to or shall be construed to require STAAR to issue any stock option or other equity award to the Executive.

3.4 Withholding. STAAR shall deduct or withhold from the compensation and benefits payable to the Executive hereunder any and all sums required for federal income and employment and other taxes and all state or local income and other taxes now applicable or that may be enacted and become applicable during the term of the Executive’s employment.

3.5 Relocation Assistance. In consideration of the Executive’s accepting full time employment in southern California, STAAR will provide the following relocation assistance:

(a) STAAR will reimburse the Executive for the cost of a serviced executive apartment in the vicinity of STAAR’s offices for a period of twelve (12) months from the date he commences employment, and will also pay for two round trips each month between California and Fort Worth, Texas for either the Executive or his spouse.

(b) If the Executive elects to sell his home in Texas in order to purchase a residence in Southern California as his principal residence, then STAAR will reimburse all reasonable related costs, including realtor’s commissions, legal fees, title insurance, mortgage pre-payment penalties, closing costs and other customary non-recurring fees, and will pay moving expenses for personal possessions, household goods and up to two automobiles, and storage of personal property for a period of up to three (3) months. This assistance will be available at the Executive’s election only until the first anniversary of the Effective Date, provided the Board may at its sole discretion extend its availability. If the Executive terminates employment pursuant to a Voluntary Resignation Without Good Reason during the first twelve months of employment, the Executive shall refund to STAAR any amounts paid under this Section 3.5(b).

(c) Reimbursement payments under this Section 3.5 shall be conditioned on the submission of documentation of the expense to be reimbursed.

ARTICLE 4
Employee Benefits

4.1 Employee Benefits. During the term of the Executive’s employment, the Executive shall be entitled to participate in or receive such benefits and perquisites as are provided generally from time to time to similarly situated executive employees of STAAR, subject to and in accordance with the terms, conditions and overall administration of the benefit plans pertaining to such benefits, including such benefits provided to dependents, including without limitation executive level health, dental and life insurance coverage. Nothing herein is intended or shall be construed to require the institution or continuation of any plan or benefits. STAAR may, in its sole discretion, grant such additional benefits to the Executive from time to time as STAAR deems proper and desirable.

4.2 Office Support. The Executive shall be entitled to receive secretarial and other office support commensurate with the Executive’s position and consistent with the general policies and practices of STAAR.

4.3 Vacation. During the term of the Executive’s employment, the Executive shall be entitled to three weeks of paid vacation per year, which, to the extent unused in any given year, may be carried over to the following year, but only to the extent permitted by the policies of STAAR then in effect and by applicable laws and regulations.

4.4 Business Expenses.

(a) Reimbursement. STAAR shall reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the term of the Executive’s employment.

(b) Business Travel. STAAR shall reimburse the Executive for expenses incurred for business-related travel in accordance with STAAR’s travel reimbursement policy.

(c) Documentation. As a condition to reimbursement under this Section 4.4, the Executive shall furnish to STAAR on a timely basis adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in STAAR denying all or part of the expense for which reimbursement is sought.

ARTICLE 5
Termination of Employment

The Executive’s employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances:

5.1 Termination upon Death. The Executive’s employment shall terminate on the Executive’s death. If the Executive’s employment terminates on death the Executive will be entitled to receive any amount of compensation earned but unpaid. All other rights the Executive has under any benefit or stock option plans and programs will be determined in accordance with the terms and conditions of such plans and programs and any specific agreement covering a grant of equity compensation.

5.2 Termination on Disability. STAAR may immediately terminate this Agreement and Executive’s employment under this Agreement, subject to and in compliance with all state and federal workers’ compensation, disability, family and medical leave, and any other potentially applicable laws, if Executive is absent from work or, in the opinion of a competent physician selected by the Board, is unable to discharge the essential functions of Executive’s position, with or without reasonable accommodation, due to legal, physical or mental incapacity for a period of more than 120 days in any 180-day period. In such a case, STAAR will provide Executive with a Notice of Termination, as defined in Section 5.7 below. If the Executive’s employment terminates due to disability, STAAR shall pay or provide to the Executive: (i) any earned but unpaid compensation to which the Executive is entitled on the date of such termination; (ii) the Executive’s then current Base Salary (payable in accordance with STAAR’s compensation practices) until the Executive begins to receive benefits under the long term disability insurance provided hereunder (if any), but in no event following twelve (12) months after the Date of Termination, (iii) expenses incurred by the Executive prior to the Date of Termination reimbursable under Section 4.4, and (iv) Continued Benefits (as defined in Section 5.13) for a period of twelve (12) months.

5.3 Discharge for Cause.

(a) STAAR may terminate the Executive’s employment hereunder for Cause (a “Discharge for Cause”) upon at least fifteen (15) days’ written notice in the form of a Notice of Termination. For purposes of this Agreement, “Cause” shall be limited to only four types of events:

(i)	willful breach or habitual neglect of the duties which the Executive is required to perform under the terms of this Agreement;

(ii)	any act of dishonesty, fraud, insubordination, misrepresentation, gross negligence or willful misconduct;

(iii)	conviction of a felony, or

(iv)	intentional violation of any STAAR policy.

Notwithstanding the foregoing, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of STAAR.

(b) Following a Discharge for Cause the obligations of the Executive and STAAR under this Agreement will immediately cease, with the exception of the covenants contained in Articles 7 and 8. Such termination will be without prejudice to any other remedy to which STAAR may be entitled either at law, in equity, or under this Agreement.

(c) If the Executive’s employment is terminated pursuant to a Discharge for Cause, STAAR will pay to the Executive, immediately upon such termination, any earned but unpaid compensation to which the Executive is entitled on the date of such termination. STAAR shall also pay expenses incurred by the Executive prior to the Date of Termination reimbursable under Section 4.4.

(d) The Executive agrees and acknowledges that any Cause shall also be cause for removal from the Board.

5.4 Discharge Without Cause.

(a) STAAR may terminate the Executive’s employment hereunder other than for Cause (a “Discharge Without Cause”) upon at least six (6) months’ written notice in the form of a Notice of Termination. (For avoidance of doubt, termination of the Executive’s employment upon death or disability shall not be considered a Discharge Without Cause.)

(b) With the exception of the covenants contained in Articles 7 and 8, upon the effectiveness of a Discharge Without Cause the obligations of the Executive and STAAR will immediately cease.

(c) Following a Discharge Without Cause STAAR shall pay the Executive (i) the Severance Payment, (ii) any earned but unpaid compensation to which the Executive is entitled on the date of such termination, (iii) expenses incurred by the Executive prior to the Date of Termination reimbursable under Section 4.4, and (iv) Continued Benefits for the six (6) month notice period and the succeeding (12) months.

5.5 Voluntary Resignation for Good Reason.

(a) The Executive may terminate the Executive’s employment hereunder for Good Reason (a “Voluntary Resignation for Good Reason”) upon at least sixty (60) days’ written notice to STAAR in the form of a notice of resignation (the “Notice of Resignation”). The Notice of Resignation shall set forth the circumstances that in the Executive’s view constitute Good Reason hereunder and shall be delivered to STAAR within sixty (60) days of the occurrence of the applicable Good Reason event. For purposes of this Agreement, “Good Reason” shall mean:

(i)	the Executive’s Base Salary or the equity compensation provided under Section 3.1(b) is reduced or adversely modified in any material respect, or

(ii)	the Executive’s duties are materially changed.

For purposes of clause (i) above, if the board ceases to issue the equity compensation provided under Section 3.1(b), but in lieu thereof pays cash compensation in an amount of at lest $100,000 per year in bi-weekly payments, then such change shall not be deemed “Good Reason.” For purposes of clause (ii), above, the Executive’s duties shall be considered to have been “materially changed” if, without the Executive’s express written consent, there is any substantial diminution or adverse modification in the Executive’s overall position, responsibilities or reporting relationship, or if, after the Executive has relocated to the vicinity of STAAR’s Monrovia, California headquarters, and without the Executive’s express written consent, the Executive’s job location is transferred to a site more than fifty (50) miles away from the Executive’s then current place of employment. During the period of notice set forth above in this Section 5.5, STAAR shall be afforded reasonable opportunity to establish, to the reasonable satisfaction of the Executive, that the Good Reason circumstances cited in the Executive’s Notice of Resignation were not present on the date of such Notice of Resignation, or are no longer present, in which case the Executive’s employment hereunder shall not terminate under this Section 5.5.

(b) If the Executive’s employment hereunder is terminated due to a Voluntary Resignation for Good Reason, STAAR shall pay or provide to the Executive: (i) the Severance Payment, (ii) any earned but unpaid compensation to which the Executive is entitled on the date of such termination, (iii) expenses incurred by the Executive prior to the Date of Termination reimbursable under Section 4.4, and (iv) Continued Benefits for a period of (1) year following the effective date of such termination.

5.6 Voluntary Resignation Other Than for Good Reason. The Executive may terminate the Executive’s employment hereunder other than for Good Reason upon at least sixty (60) days’ written notice to STAAR in the form of a Notice of Resignation. With the exception of the covenants set forth in Articles 7 and 8, upon a voluntary resignation other than for Good Reason the obligations of the Executive and STAAR under this Agreement will immediately cease. After a voluntary resignation other than for Good Reason, STAAR shall pay to the Executive (i) any earned but unpaid compensation to which the Executive is entitled on the date of such termination, and (ii) expenses incurred by the Executive prior to the Date of Termination reimbursable under Section 4.4.

5.7 Notice of Termination. Any termination of the Executive’s employment by STAAR shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.8 Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by death, the date of death, (ii) if the Executive’s employment is terminated by reason of disability, the date of the Notice of Termination citing the opinion of the physician referred to in Section 5.2 above, (iii) if the Executive’s employment is terminated under a discharge for cause or discharge without cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated voluntarily for Good Reason or other than for Good Reason, the date specified in the Notice of Resignation, or, if no Notice of Resignation is provided, then the date the Executive ceased to provide services to STAAR in the reasonable judgment of the Board, which determination shall be final and conclusive.

5.9 Severance Payment. Except as provided in Section 5.10, the “Severance Payment” payable to the Executive shall be the continued bi-weekly payment of the Base Salary for the following periods:

(i)	in the case of a Discharge Without Cause, any remaining period from the Date of Termination until the date six (6) months after delivery of Notice of Termination, plus the longer of (A) the period from the Date of Termination to the end of the Term and (B) one year;

(ii)	in the case of a Voluntary Resignation for Good Reason, the longer of (A) the period from the Date of Termination to the end of the Term and (B) one year.

5.10 Severance Payment and Benefits Following a Change in Control.

(a) Notwithstanding Section 5.9, the “Severance Payment” payable to the Executive shall be a lump sum payment in an amount equal to eighteen (18) months base compensation at the rate in effect on the Termination Date (including for such purpose at a value of $100,000 per year the equity compensation payable under Section 3.1(b)) if the Executive’s employment terminates pursuant to a Discharge Without Cause or a Voluntary Resignation for Good Reason within one hundred twenty (120) days prior to or within one (1) year after a Change in Control. In such event, STAAR agrees that all stock options, restricted stock and other incentive compensation awards of the Executive that are outstanding at the time of such termination and that have not previously become exercisable, payable or free from restrictions shall immediately become exercisable, payable or free from restrictions, as the case may be, in their entirety, and that the exercise period of any stock option or other incentive award shall continue for the length of the exercise period specified in the grant of the award determined without regard to the Executive’s termination of employment. Notwithstanding any other provisions in this Agreement to the contrary, in such event, the Executive shall also receive Continued Benefits for a period of one (1) year following such termination. The Executive shall also receive executive outplacement benefits of a type and duration generally provided to executives at the Executive’s level. Any payments made or benefits provided under this Section 5.10 shall be in place of, and not in addition to, amounts otherwise payable under Section 5.9.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following events:

(1) Any person, including a group as defined in Section 13(d)(3) of the Exchange Act, but excluding Broadwood Partners, L.P. or a group of which it is a member, becomes the beneficial owner of stock of STAAR with respect to which twenty-five percent (25%) or more of the total number of votes for the election of the Board may be cast;

(2) As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of STAAR just prior to such event shall cease to constitute a majority of the Board;

(3) The stockholders of STAAR shall approve an agreement providing either for a transaction in which STAAR will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of STAAR, and such transaction is completed; or

(4) The acquisition in a single or series of related transactions, including without limitation a tender offer or exchange offer, by any person or related group of persons (other than STAAR or by a Company-sponsored employee benefit plan), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of STAAR’s outstanding securities.

Notwithstanding the foregoing, the formation of a holding company for STAAR in which the stockholdings of the holding company after its formation are substantially the same as for STAAR prior to the holding company formation does not constitute a Change in Control for purposes of this Plan.

5.11 Termination of STAAR’s Obligations. In the event of the termination of the Executive’s employment pursuant to this Article 5, STAAR shall have no further obligation to pay the Executive any Base Salary, bonus or other compensation or benefits, except as provided in this Article 5, for benefits due to the Executive (and the Executive’s dependents), and under the terms of STAAR’s employee benefit plans. The payments under this Agreement are in lieu of any severance payment that the Executive might otherwise be entitled to from STAAR under STAAR’s applicable severance pay policies. However, if by the terms of STAAR’s applicable severance pay policies for a reduction in force, the amount computed under the policy would be greater than the Severance Payment described in this Agreement, then the Severance Payment shall be such greater amount.

5.12 Mitigation or Offset. The Executive shall not be required to seek other employment or to reduce any amount payable to the Executive under Article 5 of this Agreement, and no such amount shall be reduced on account of any compensation received by the Executive from other employment. However, STAAR’s obligation to pay any amount under this Agreement shall be reduced by any amount owed by the Executive to STAAR.

5.13 Continued Benefits. “Continued Benefits” for any specified period shall mean benefits under all of the employee benefit programs of STAAR (including, but not limited to, group medical insurance, group dental insurance, group-term life insurance and disability insurance) available to the Executive before any termination in the same way and at the same level as immediately prior to the termination at no additional cost to the Executive, except to the extent tax rules require the inclusion of the value of such benefits in the Executive’s income. STAAR may elect at its discretion to satisfy any obligation to pay Continued Benefits by paying to the Executive in cash the amount that would otherwise be paid for such benefits.

5.14 Resignation from Board. If an Executive is serving as director, the Executive shall, (i) immediately upon the receipt of a Termination Notice under this Section 5, or (ii) along with any notice of voluntary resignation provided to STAAR, submit to the Board his binding and unconditional offer to resign from his position as director. Receipt of such offer shall be a condition precedent STAAR’s obligation to pay any amount of severance, to provide any benefits after termination, or to any other obligation under this Agreement.

ARTICLE 6
Indemnification for Excise Taxes

If the Executive becomes entitled to receive a Severance Payment hereunder, and such Severance Payment or any other benefits or payments (including transfers of property, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor thereto) or the regulations thereunder) that the Executive receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with STAAR in connection with a Change in Control of STAAR (“Other Benefits”) shall be subject to the tax imposed pursuant to Section 4999 of the Code (or any successor thereto) or any comparable provision of state law (an “Excise Tax”), the following rules shall apply:

(a) STAAR shall pay to the Executive, within 30 days after a termination subject to Section 5.10, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax with respect to the Severance Payments or the Other Benefits and any federal, state and local income tax, employment tax and Excise Tax upon such Gross-Up Payment, is equal to the amount that would have been retained by the Executive if such Excise Tax were not applicable, as determined by the accounting firm (the “Auditors”) serving as STAAR’s independent auditors immediately prior to the Change in Control. It is intended that the Executive shall not suffer any loss or expense resulting from the assessment of any Excise Tax or STAAR’s reimbursement of the Executive for payment of any such Excise Tax.

(b) For purposes of determining whether any of the Severance Payment or Other Benefits will be subject to an Excise Tax and the amount of such Excise Tax, (i) any other payment or benefits received or to be received by the Executive in connection with a Change in Control of STAAR or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with STAAR, any person whose actions result in a Change in Control or any person affiliated with STAAR or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto), and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (or any successor thereto) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code (or any successor thereto), (ii) the amount of the Severance Payments and Other Benefits, which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (or any successor or successors thereto), after applying clause (i), above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by STAAR’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto).

(c) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of the Executive’s termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Executive’s termination, the Executive shall repay to STAAR, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto) (the “Applicable Rate”). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of such termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), STAAR shall make an additional Gross-Up Payment in respect of such excess (plus interest, determined at the Applicable Rate, payable with respect to such excess) at the time that the amount of such excess is finally determined.

(e) Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Severance Payment would not be subject to the Excise Tax if the Severance Payment were reduced by an amount that is less than 10% of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amount payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing any cash payments, unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

ARTICLE 7
Assignment of Inventions

The Executive acknowledges that any inventions, discoveries or trade secrets, whether patentable or not, made or found by the Executive in the scope of the Executive’s employment with STAAR are “work for hire” and constitute property of STAAR, and that any rights therein now held or hereafter acquired by the Executive individually or in any capacity are hereby transferred and assigned to STAAR. The Executive agrees to execute and deliver any confirmatory assignments, documents or instruments of any nature necessary to carry out the intent of this Article 7 when requested by STAAR without further compensation therefor, whether or not the Executive is at the time employed by STAAR. Provided, however, notwithstanding the foregoing, the Executive will not be required to assign the Executive’s rights in any invention which qualifies fully under the provisions of Section 2870(a) of the California Labor Code, which provides, in pertinent part, that the requirement to assign “will not apply to any invention that the employee developed entirely on his or her own time without using employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

“(i) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

“(ii) Result from any work performed by the employee for the employer.”

The Executive understands that the Executive bears the full burden of proving to STAAR that an invention qualifies fully under Section 2870(a). By signing this Agreement, the Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870.

ARTICLE 8
Restrictive Covenants

8.1 Confidentiality Covenant. The Executive hereby agrees that the Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). For a period of five (5) years after the termination of this Agreement, the Executive agrees that, upon termination of the Executive’s employment with STAAR, all Confidential Information in the Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to STAAR and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to STAAR copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to STAAR by any person or entity, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement, the term “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with STAAR, about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of STAAR and its affiliates.

8.2 Solicitation of Employees. The Executive hereby agrees that during the term of the Executive’s employment and for one (1) year thereafter, the Executive shall not, either on the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from STAAR any of its officers or employees or any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of STAAR, or inducing or attempt to induce an employee, a consultant, or an independent contractor to sever or modify that person’s relationship with STAAR; provided, however, that a general advertisement to which an employee of STAAR responds shall in no event be deemed to result in a breach of this Section 8.2.

8.3 Unfair Competition. The Executive acknowledges that the information listed in Section 8.1 above, as well as other information regarding STAAR’s customers and business, is confidential and constitutes trade secret, commercially sensitive, and proprietary information. While employed by STAAR, and following separation of employment from STAAR, Executive will not, directly or indirectly, use this or any other trade secret information to solicit any of STAAR’s customers or use STAAR’s trade secret information to negotiate with any of STAAR’s customers, or to disrupt, damage, impair, or interfere with STAAR’s business in any manner, including, without limitation, by disrupting its relationships with customers, agents, representatives, vendors, or otherwise. Executive acknowledges that STAAR’s business is international in scope and, consequently, the restriction on the Executive’s use of trade secrets shall apply without regard to geography. Subject to the limitations noted herein, the Executive is not, however, restricted from being employed by or engaged in any type of business following the termination of the Executive’s employment relationship with STAAR.

8.4 Enforcement.

(a) STAAR and the Executive intend that the provisions of this Article 8 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is enforceable by reason of its duration or scope, STAAR and the Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction, but that the Agreement as a whole shall be unaffected elsewhere.

(b) The Executive agrees that it would be difficult to compensate STAAR fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of this Article 8. Accordingly, the Executive specifically agrees that STAAR and its successors and assigns shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of STAAR to claim and recover damages in addition to injunctive relief.

(c) If the Executive breaches any provision of Article 8, the rights of the Executive (or the Executive’s estate) to a benefit under the Agreement, and the rights of a surviving spouse or any other person to a benefit under the Agreement, shall be forfeited, unless the Board determines that such activity is not detrimental to the best interests of STAAR and its affiliates. Such forfeiture shall be in addition to any other remedy of STAAR under the Agreement or at law and in equity with respect to such breach. However, if the Executive ceases such activity and notifies the Board of this action, the Executive’s (or the Executive’s estate’s) right to receive a benefit, and any right of a surviving spouse or any other person to a benefit, may be restored within sixty (60) days of said notification, unless the Board in its sole discretion determines that the prior activity has caused serious injury to STAAR and its affiliates, which determination shall be final and conclusive.

ARTICLE 9
General Provisions

9.1 Release of Claims. Notwithstanding anything else in this Agreement, the delivery by the executive of a general release of claims, both known and unknown, in the form required by STAAR shall be a condition precedent to any obligation of STAAR to provide any payments or other benefits pursuant to Article 5, and the Executive acknowledges that any such payments will be made or benefits will be given in consideration of such a release. If applicable law imposes any non-waivable waiting period or revocation right on the effectiveness of such a release, the condition described in the preceding sentence shall not be deemed satisfied until the expiration of such waiting period or revocation right.

9.2 Entire Agreement and Modification. This Agreement, together with any indemnification agreements or equity award agreements entered into prior to or contemporaneously with this Agreement, constitutes the entire agreement between the parties relating to the employment of the Executive by STAAR, and there are no representations, warranties or commitments, other than those set forth herein, that relate to such subject matter. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

9.3 Successors.

(a) This Agreement is personal to the Executive, and without the prior written consent of STAAR shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) The rights and obligations of STAAR under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of STAAR.

9.4 No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.5 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.6 Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally, sent via facsimile or via an overnight courier service or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or as such other addresses the party addressed may have substituted by notice pursuant to this Section:

(a) If to STAAR:

STAAR Surgical Company

1911 Walker Ave.

Monrovia, CA 91016

Facsimile: 626-358-3049

Attention: Chief Executive Officer

(b) If to the Executive:

Such notices or communications shall be deemed given upon delivery or, if earlier, one (1) day after being sent by overnight courier or three (3) days after being mailed by registered or certified mail, as provided above.

9.7 Governing Law. This Agreement is made and entered into in the State of California, and shall be governed by the laws of California, without giving effect to the principles of conflict of laws thereof.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one Agreement.

9.9 Headings. The headings of this Agreement are inserted for convenience and do not constitute a part hereof.

9.10 Severability. In case any one or more of the provisions contained in this Agreement (or any portion thereof) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or the remainder of such provision if a portion is held invalid, illegal or unenforceable), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

9.11 Survival. The Executive’s obligations under Articles 7 and 8 shall survive the termination of Executive’s employment and the termination of this Agreement.

9.12 Dispute Resolution.

(a) Arbitration. Executive and STAAR agree that any and all disputes, claims or controversies arising out of or related to this Agreement, the employment relationship between the parties, the termination of this Agreement or the termination of the employment relationship, that are not resolved by the parties’ mutual agreement shall be resolved by final and binding arbitration by a neutral arbitrator, subject to and consistent with applicable law. Arbitration shall be the exclusive means of resolving the claim, dispute or controversy regardless of whether it is based in tort, contract, statute, equity or other laws. The Executive and STAAR agree that this agreement to arbitrate is subject to and enforceable under the provisions of the Federal Arbitration Act (the “FAA”), 9 U.S.C. § 1, et seq., and to the extent it does not interfere with the enforceability of this agreement to arbitrate, the California

Arbitration Act (the “CAA”), Cal. Code Civ. Proc. § 1280, et seq. This agreement to arbitrate shall be mutually binding on all parties.

(b) The Arbitration shall be conducted in accordance with the applicable rules of JAMS, or another arbitration service mutually agreed to by the parties. The arbitration will be held in Los Angeles, California.

9.13 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of the Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover attorneys’ fees and other expenses and costs incurred in that action or proceeding, in addition to any other relief that may be granted.

9.14 Executive’s Acknowledgment. the Executive acknowledges (a) that the Executive has consulted with or has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement and has been advised to do so by STAAR, and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

The next page is the signature page.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

STAAR Surgical Company
By:	/s/Don Bailey

Don Bailey
Chairman
EXECUTIVE
By: /s/ Barry G. Caldwell

Barry G. Caldwell